EXHIBIT 10.32

INTRALASE CORP.

THIRD AMENDED AND RESTATED

FOUNDERS’ AGREEMENT

This Third Amended and Restated Founders’ Agreement (this “Agreement”) is entered into November         , 2002, by and among IntraLase Corp., a Delaware corporation, with offices located at 3 Morgan Irvine, CA 92618, Irvine, California 92618 (the “Corporation”); Ronald M. Kurtz and Jennifer Simpson, and Tibor Juhasz (each individually a “Founder” and collectively the “Founders”).

RECITALS

WHEREAS, The Corporation is engaged in the highly competitive business of researching, developing, manufacturing, marketing, and selling ophthalmic laser systems and performing ophthalmic surgical procedures. The Founders and the Corporation recognize and affirm that success or failure in this highly technical and highly competitive business is dependent on the ability of the Corporation to (i) develop and protect proprietary technology which will give the Corporation a competitive advantage in the marketplace; (ii) incorporate this technology into products which themselves will or may become proprietary; and (iii) develop and utilize processes which may be proprietary to accomplish (i) and (ii) above.

WHEREAS, in order to achieve the above objectives, the Corporation has expended, and will continue to expend, substantial time, effort, and financial resources. These activities include research, the attraction and training of key employees, and establishing relationships with necessary resources outside of the Corporation. If information regarding the Corporation’s research, processes, or products were to fall into the hands of a competitor of the Corporation, it could be used in a manner which would cause serious and irreparable financial and business damage to the Corporation. For this reason, all information related to the Corporation’s technology, research, products, and business strategies is considered to be confidential information which is proprietary to the Corporation.

WHEREAS, the Corporation and the Founders wish to amend and restate that certain Second Amended and Restated Founders’ Agreement dated September 28, 2000.

WHEREAS, the Corporation and the Founders are so willing.

AGREEMENT

NOW, THEREFORE, in consideration of the above representations and understandings, and the promises and mutual agreements set forth below, the parties agree, effective on the date of this Agreement, to the following terms and conditions:

1. Services. Each Founder agrees to serve the Corporation as reasonably directed by its Board of Directors or its designee, consistent with the scope of expertise and other employment obligations of such Founder. Such services may include participation in the Corporation as a Director, Officer, Scientific Advisor, consultant, contractor and/or, with the agreement of the Founder, an employee. In all such cases, the terms and conditions of this Agreement will continue to be binding.

2. Founder’s Stock. Each Founder purchased from the Corporation two hundred fifty thousand (250,000) shares of Common Stock (the “Founder’s Shares”) at a per-share purchase price of one cent ($0.01) per share (the “Original Purchase Price”). As a result of a one (1) for one and four-tenths (1.4) stock split each Founder now holds three hundred fifty thousand (350,000) shares of Common Stock, which are all considered “Founders’ Shares” for the purposes of this Agreement. The Founder’s Shares shall be subject to a number of restrictions as set forth in this Agreement. Certain of the restrictions with respect to the Founder’s Shares may be lifted under various conditions pursuant hereto in consideration for the Founder’s service to the Corporation pursuant to Sections 1 and 3 hereof and such Founder’s other obligations hereunder.

3. Founders’ Commitment to Business Time to the Corporation. Each Founder agrees to commit eighty-five percent (85%) of his available consulting time to the Corporation except for other current obligations agreed to by the Corporation to be both non-competitive and not demanding in time as disclosed in Exhibit A hereto. However, the Corporation may not require services of any Founder for more than the time allowed by the Founders’ employer, the University of Michigan for Tibor Juhasz and the University of California for Ronald M. Kurtz. Each Founder agrees that he will not engage in any other employment or business endeavor (other than those disclosed in Exhibit A hereto) which is reasonably considered in conflict or competition with the Corporation and that he will have breached this Agreement should he engage in such activities despite the Corporation’s objection as set forth below. Any Founder may (subject to the preceding sentence and Section 5 hereof) enter into other employment or consulting arrangements in addition to, or in place of, his employment with the respective universities during the term of this Agreement, provided that such Founder shall disclose any such arrangements to the Corporation. Within thirty (30) days of receiving such disclosure, the Corporation shall advise such Founder of any reasonable objections to such arrangement. If such Founder pursues such arrangement notwithstanding the Corporation’s reasonable objection within such thirty (30) day period, such Founder shall be treated for all purposes hereunder as though such Founder has breached this Agreement.

4. Disclosure and Assignment of Technology to Corporation. Each Founder has executed a Non-Disclosure and Developments Agreement substantially in the form set forth as Exhibit C hereto (the “Non-Disclosure and Developments Agreement”).

5. Agreement Not to Compete. During the time that any Founder is serving the Corporation, and for twenty-four (24) months thereafter, such Founder agrees that he will not affiliate in any material role, including affiliation as an employee, consultant, agent, or contractor, with any business enterprise which competes with the Corporation, nor will he found, promote, or become a shareholder, partner, or owner in any other enterprise which competes with the Corporation. It is understood that (i) the preceding sentence shall not prohibit any Founder from participating in research projects in connection with his employment at the respective universities, and (ii) a Founder may work for a business entity which competes with the Corporation, provided that such Founder is not personally engaged, directly or indirectly, in any scientific or business activity within such entity which competes with the Corporation.

6. Termination. Each Founder’s arrangement to provide services to the Corporation may be terminated by the Corporation for any reason, with or without cause, upon the unanimous agreement of the Corporation’s Board of Directors.

Founders may voluntarily terminate services with the Corporation at any time and for any reason (a “Voluntary Termination”). However, the Founders agree to provide thirty (30) days advance notice prior to the effective date of termination.

7. Noninterference With Employees. Each Founder agrees that for a period of twenty-four (24) months following the termination of such Founder’s participation in this Agreement, such Founder will not interfere with or attempt to impair the relationship between the Corporation and any of its employees, consultants, and advisors, nor will such Founder attempt, directly or indirectly, to solicit, to entice, to hire, or otherwise to induce any employee, consultant, or advisor of the Corporation to terminate association with the Corporation.

8. Remedies in the Event of Breach. The Corporation and the Founders understand and agree that any breach or threatened breach by the Corporation or the Founders of any of the above provisions cannot be remedied solely by the recovery of damages, and in the event of any such breach or threatened breach, the Corporation or the Founders, as the case may be, shall be entitled to injunctive relief, restraining the Founders or the Corporation, as the case may be, and any business, firm, corporation, individual, or other entity participating in such breach or attempted breach from engaging in any activity which would constitute a breach. The Corporation and the Founders further agree that any dispute arising under the terms of this Agreement, other than a dispute that would be remedied by injunctive relief, shall be decided in accordance with the then current rules of the American Arbitration Association, and any arbitration award may be entered in a court of competent jurisdiction and enforced as a judgment thereof. Nothing herein, however, shall be construed as prohibiting the Corporation or the Founders from pursuing, in conjunction with an injunction or otherwise, any other remedies available in equity for any such breach or threatened breach, including the recovery of damages.

9. Waiver. Any waiver of a breach of any of the terms of this Founders’ Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other terms or conditions, nor shall any failure to enforce any provision of this Founders’ Agreement operate as a waiver of the provision or any other provision.

10. Successors and Assigns. The rights, benefits and obligations of the Corporation under this Agreement and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. This Agreement shall be binding upon Founder’s successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assigned by Founder. The rights of the Purchasers hereunder shall inure to the benefit of the Purchaser’s assigns.

11. Entire Agreement. This Agreement constitutes the entire agreement among the parties. This Agreement may not be amended or modified, except in a writing signed by all parties hereto.

12. Severability. If any provision of this Founders’ Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given affect without the invalid or unenforceable provision or application. To that end, the provisions of this Agreement are to be severable.

13. No Employment Contract Created. Nothing in this Agreement shall be construed as granting to either Founder status as an employee of the Corporation or any right with respect to continuance of employment by the Corporation or any of its subsidiaries. The right of the Corporation or any of its subsidiaries to terminate at will either Founder’s consulting or employment relationship with the Corporation at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

14. Amendment of Other Agreements. Each Founder agrees that, subsequent to the date of this Agreement, in the event an amendment is proposed for any of the Corporation’s Fourth Amended and Restated Registration Rights Agreement, Fourth Amended and Restated Voting Agreement or Amended and Restated Co-Sale Agreement, each dated as of May 17, 2002, such Founder shall agree in writing to such amendment if such amendment is approved in writing by the vote of not less than 66 2/3% of the preferred stock of the Corporation, voting together as a single class on an as if converted to Common Stock basis and such amendment is reasonable and neither reduces or eliminates any rights of the Founder nor materially adversely affects the rights or obligations of the Founder and is either (i) made in connection with a private equity financing of the Corporation which financing is deemed by the Board of Directors of the Corporation to be in the best interests of the Corporation and its stockholders or (ii) is made in connection with a merger or consolidation in which the Company is the surviving entity, or a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed and each Founder has executed this Agreement as of the date shown below.

INTRALASE CORP.	FOUNDERS

/s/ Randy Alexander	RONALD M. KURTZ AND JENNIFER SIMPSON
Randy Alexander,
President

/s/ Ronald M. Kurtz
Ronald M. Kurtz

and

/s/ Jennifer Simpson
Jennifer Simpson

TIBOR JUHASZ

/s/ Tibor Juhasz
Tibor Juhasz

EXHIBIT A

FOUNDER CONSULTING OBLIGATIONS TO OTHER CORPORATIONS

FOUNDER	CORPORATE ENTITY	RELATIONSHIP
Tibor Juhasz	None.

A-1